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                                                                   Exhibit 10.44

November 10, 1997 (REVISED)

VIA FAX

Mr. Kenneth E. Sparks
14 Ashwood Court
Aurora, IL 60506

Dear Ken:

It was good to talk with you today. We are excited that you are considering joining the Kewaunee team! Jim Rossi advised me that you two talked about the relocation package and security issues you raised. Jim reviewed your requests and questions with me, and at this time, after considering reasonable costs, I am prepared to offer you the following, as an addendum to my offer letter of October 31, 1997.

1.  Relocation Assistance

A. One pre-move house hunting visit with your spouse to the Austin area. All actual and reasonable expenses. Approximate expenses:

    2 round trip airfares at $700/ea.                       $ 1,400

    3 days motel and meals                                  $   600

B. Transportation of household goods. Arrangements through
   the Corporate Human Resources Department.                $10,500

C. Travel, lodging and meals related to the actual move
   from Illinois to Texas                                   $   600

D. Temporary living expenses up to 90 days.                 $ 4,500

E. Commissions and other eligible closing costs on the
   sale of your existing home. Estimate 7% of $270,000.     $18,900

   Miscellaneous, such as legal, inspections, etc.          $ 2,000

F. Other bona fide costs related to your move, including tax gross up $20,000

   Maximum amount available for move:                       $58,500

     Ken, we think this is a "reasonable" estimate of the expenses you might
incur.  We hope   that you can come in under this.  For example, you could
possibly negotiate with the Realtor for a 6% fee instead of 7%. On the other hand, if there are other circumstances which might cost more than estimated, we will review that. We will not hold you to any one maximum on these estimates, meaning you can spend more on one area, and less on another area. Also, the pay back agreement as listed in my offer letter still applies.
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2.  Security

     You had expressed some concern about security of employment, should Kewaunee have a change of control, such as being acquired by another company. While we do not believe this is likely, we offer the following:

     If the Company, and/or TPG are acquired, and you are terminated without cause within two years after the acquisition, the Company will pay you separation pay equal to your then current base salary, for nine (9) months. If you should obtain income from another employer while receiving separation payments, any such payments from Kewaunee will be reduced in like amount.

     After any termination of employment, the separation payments will not continue the employment relationship. However, as long as you are receiving separation payments, your health care coverage will continue per the plan document in effect at that time.

     Except for this agreement, employment with Kewaunee Scientific Corporation is at will.

Should you have any questions concerning this addendum to my original offer letter of October 31, 1997, please call me. Please indicate your acceptance by signing a copy of this letter and return it to my attention with the original letter. (A hard copy of this faxed letter is being sent under separate cover.)

                                 Sincerely,

                                 /s/ James J. Rossi for T. Ron Gewin
                                 -------------------------------------
                                 T. Ron Gewin
                                 Vice President of Operations
                                 Technical Products Group

Copies to  Eli Manchester Jr.
           Jim Rossi
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I, Kenneth E. Sparks, accept the terms and conditions of this addendum to my offer of employment dated October 31, 1997.


                               /s/ Kenneth E. Sparks
                               ---------------------
                               Kenneth E. Sparks

Date  November 19, 1997